Exhibit 10.3
AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment to Employment Agreement is dated as of May 1, 2008 (the “Amendment”) by and between Perrigo Company (the “Parent”), Perrigo Israel Pharmaceuticals, Ltd., formerly Agis Industries (1983) Ltd. (the “Company”), and Refael Lebel (the “Executive”).
     WHEREAS the Parent, Company and Executive are parties to a certain Employment Agreement dated as of November 14, 2004 (the “Employment Agreement”) which provides, among other things, that the Company agrees to employ the Executive subject to certain terms and conditions contained in the Employment Agreement; and
     WHEREAS the Parent, Company and Executive wish to amend the Employment Agreement as set forth herein.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
     1. Amendment.
a.	Section 1(a) of the Employment Agreement is deleted in its entirety and replaced by the following:

“Subject to the terms of this Agreement, the Company agrees to employ the Executive in the position of President during the Agreement Term (as defined in Section 1(i) below), and the Executive agrees to remain in the employ of the Company during the Agreement Term. The Parent agrees to appoint the Executive and the Executive agrees to serve, as an Executive Vice President and as a member of the Parent’s Executive Committee (“Executive Committee”).”

b.	Section 1(c) of the Employment Agreement is deleted in its entirety and replaced by the following:

“The Executive shall report to the Parent’s Chief Executive Officer and shall perform such duties as may be assigned to him by the Chief Executive Officer. Such duties shall include daily leadership and coordination of the Parent’s and Company’s (1) generic pharmaceuticals business outside North America, (2) global API business, (3) the Israel-based Consumer Products and Pharmaceutical and Diagnostics businesses, and (4) the Israel-based pharmaceuticals’ operations, including monitoring achievement of operations and financial results and developing growth strategies to achieve ongoing objectives. Current Company staff (except those in the United States), shall directly report to the Executive. The Parent may make changes to the Executive’s position, title, reporting line, authority and responsibilities, provided that the totality of the Executive’s position, title, reporting line, authority and responsibilities as comparable to those typically attributable to members of the Executive Committee.”

c.	The first sentence of Section 1(i) is deleted in its entirety and replaced by the following:
“This Agreement shall govern the terms and conditions of the Executive’s employment and any termination thereof from the Effective Date until March 17, 2011 (the “Agreement Term”).”
d.	Section 2(a) of the Employment Agreement is deleted in its entirety and replaced by the following:

“Base Salary. The Executive shall receive base salary at an annual rate of 1.670.000 NIS, payable in substantially equal monthly or more frequent installments (the “Salary”). Commencing on or around October 2008, the Executive’s Salary shall be reviewed for increase at least annually by the Chief Executive Officer, the Board or the Compensation Committee of the Board pursuant to the normal review process for members of the Executive Committee. Any increase in Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.”

e.	The third sentence of Section 2(b) of the Employment Agreement is deleted in its entirety and replaced by the following:

“The MIB shall provide the Executive with a target bonus opportunity of 60% of annual salary for each fiscal year of the Parent.”

f.	Section 3(g)(i) is deleted in its entirety and replaced by the following:
“. . . (i) any breach or violation of Section 1(c) or the Parent or Company requiring the Executive to relocate his principal place of employment outside the State of Israel, . . .”
g.	Section 7 of the Employment Agreement is deleted in its entirety.

2.	Confidentiality and Noncompetition.

In consideration for the payments and benefits contemplated by Section 4 of the Employment Agreement, the Executive acknowledges and agrees that simultaneous with the execution of this Amendment, he will be required to execute and comply with the Noncompetition and Nondisclosure Agreement in the form attached to this Amendment as Exhibit A. This Noncompetition and Nondisclosure Agreement supersedes and replaces the previous Noncompetition and Nondisclosure Agreement entered into on November 14, 2004 by and between the Parent and Executive.

3.	Effect of Amendment.

Except to the extent expressly amended hereby, the Employment Agreement shall remain in full force and effect in all respects.

4.	Applicable Law.

This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of Israel without regard to principles of conflict of laws. Any proceeding related to or arising out of this Amendment shall be commenced, prosecuted or continued in Israel. Notwithstanding the foregoing, any controversy relating to provisions of Section 2(b) and 2(c) of the Employment Agreement shall be governed by the laws of the jurisdiction set forth in the applicable award document.

5.	Counterparts.

This amendment may be executed in one or more counterparts (including counterparts executed and delivered by facsimile, which shall be as counterparts executed and delivered manually) all of which shall be considered one in the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties as being understood that all parties do not sign the same counterpart.

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties as of the day and year first written above.
PERRIGO COMPANY

By:	/s/ Joseph C. Papa

Its:	President and Chief Executive Officer
EXECUTIVE

By:	/s/ Refael Lebel
PERRIGO ISRAEL PHARMACEUTICALS LTD.

By:	/s/ Judy L. Brown

Its:	Executive Vice President and Chief Financial Officer

Exhibit A
NONCOMPETITION AND NONDISCLOSURE AGREEMENT
     THIS NONCOMPETITION AND NONDISCLOSURE AGREEMENT (the “Agreement”) is entered into as of May 1, 2008 by and between Perrigo Company, a Michigan corporation, for and in behalf of itself and each of its subsidiary and affiliated companies, including Perrigo Israel Pharmaceuticals Ltd. (formerly Agis Industries (1983) Ltd.) (collectively referred to as “Perrigo”) and Refael Lebel (the “Executive”).
     WHEREAS Executive has entered into an employment agreement with Perrigo dated as of November 14, 2004 and amended as of May 1, 2008 (the “Employment Agreement”) pursuant to which Executive became a key employee of Perrigo. In connection with such employment, Executive has obtained or will obtain access to sensitive information regarding Perrigo’s Business (as defined below) and Perrigo’s customers. The parties agree that improper disclosure or use of that information will cause serious and irreparable harm to Perrigo.
     WHEREAS Perrigo’s special competence in its various fields of endeavor is the secret of its growth and provides the source of both career opportunities and security for employees throughout Perrigo. Such growth depends to a significant degree on Perrigo’s confidential, proprietary information. This is information that is not generally known to the public and includes more and better information than our competitors have about Perrigo’s Business. For purposes of this Agreement “Perrigo’s Business” shall mean, without limitation, the research, development, production, marketing, manufacture, preparation, handling, treatment, storage, sale, distribution, shipment and use of pharmaceutical products (including prescription, generic, brand, store brand, value brand, over-the-counter (OTC) and nutritional products), active pharmaceutical ingredients, or any other products that Perrigo or one of its affiliates is marketing or actively planning to market during the Agreement Term (as that term is defined in the Employment Agreement). To obtain such information and use it successfully, Perrigo spends considerable sums of money in product development, the development of marketing methods, training its employees, and service to its customers.
     NOW THEREFORE, in consideration of Perrigo’s agreement to employ Executive and provide the compensation and benefits as set forth in the Employment Agreement and for other good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:
     1. Restriction on Competing Activities.
     (a) Subject to Section 1(b) and (c) below, during the Agreement Term (as defined in the Employment Agreement) and ending on the first anniversary of the Executive’s Date of Termination (as defined in the Employment Agreement) (the “Non-Competition Period”), Executive will not, directly or indirectly, alone or as a partner, officer, director, owner, employee, or consultant of any business or other entity, be engaged in any business or other enterprise that competes, directly or indirectly, in any way with the Perrigo Business. In addition to its plain meaning and understanding, “compete in any

Exhibit A
way with the Perrigo Business” shall also specifically include being employed by or providing consulting or other substantial services to any company that in any way sells, manufactures, distributes or develops store brand or value brand OTC drug or nutritional products, topical generic prescription pharmaceutical products, active pharmaceutical ingredients or any other product that Perrigo or one of its affiliates is marketing or actively planning to market during the Noncompetition period, as used in this Agreement, “store brand and value brand products” means those products that are supplied by a manufacturer or marketer through channels of distribution (including but not limited to, wholesalers, distributors and retailers) that bear either (i) a label or brand name that is used exclusively by the wholesaler, distributor or retailer, or (ii) a label or brand name that is not regularly advertised by national broadcast, print, direct mail or other media for the purpose of establishing brand name recognition of the manufacturer, marketer and/or distributor with the general public. Executive also agrees that during the Non-Competition Period, he will not, directly or indirectly, either for himself or any other person, solicit or induce, or attempt to solicit or induce, any individual who is an employee, independent contractor, supplier, or customer of Perrigo to terminate his, her, or its business relationship with the company or in any way interfere with or disrupt the company’s relationship with any of its employees, independent contractors, suppliers, or customers.
     (b) In the event Perrigo provides timely notice of non-renewal to Executive pursuant to Section 1(i) of the Employment Agreement, the restrictions on competing activities found in Section 1(a) above will expire on the last day that Executive is employed by Perrigo.
     (c) In the event Executive provides timely notice of non-renewal to Perrigo pursuant to Section 1 (i) of the Employment Agreement, during the Non-Competition Period, Executive shall not be precluded from being employed by or serving as a consultant to any business or other enterprise that competes in any way with the Perrigo Business, but only to the extent that such employment or consulting services do not relate, directly or indirectly, to an OTC drug or nutritional product, topical generic prescription pharmaceutical product, active pharmaceutical ingredient or any other product that Perrigo or one of its affiliates is marketing or actively planning to market during the Agreement Term and ending on the first anniversary of the Executive’s date of termination.
     2. Nondisclosure. Executive will not during or at any time after the termination of employment with Perrigo use, divulge, or convey to others any secret or confidential information, knowledge or data of Perrigo or that of third parties obtained by Executive during the period of employment with Perrigo. Such secret or confidential information, knowledge or data includes, but is not limited to, secret or confidential matters:
     (a) of a technical nature such as, but not limited to, methods, know-how, formulas, compositions, processes, discoveries, machines, inventions, computer programs and similar items or research projects,

Exhibit A
     (b) of a business nature such as, but not limited to, information about costs, purchasing, profits, marketing, sales or lists of customers, and
     (c) pertaining to future developments such as, but not limited to, research and development or future marketing or merchandising.
     3. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to Perrigo’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while providing services to the Perrigo (“Work Product”) belong to Perrigo. Executive shall promptly disclose such Work Product to Perrigo’s General Counsel and perform all actions requested by Perrigo (whether during or after Executive’s period of employment) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).
     4. Return of Company Property. Upon termination of employment with Perrigo, or at any other time at Perrigo’s request, Executive agrees:
     (a) To deliver promptly to Perrigo all manuals, letters, notes, papers, books, reports, sketches, computer data or disks, files and programs, price lists, customer files, memoranda, contracts and agreements, business and marketing plans, product formulations, manufacturing processes, procedures and methods (including equipment specifications and drawings), vendor lists, vendor files, customer lists, stored or recorded documents, and all other materials and copies thereof relating in any way to the Perrigo Business and in any way obtained by Executive during the period of employment with Perrigo which are in Executive’s possession or under his control. Executive further agrees that he will not make or retain any copies of any of the foregoing and will so represent to Perrigo upon termination of employment.
     (b) To confirm to Perrigo that all of Perrigo’s computer records, files and programs have first been turned over to Perrigo and then deleted or erased from all computer equipment owned, leased or used by Executive.
     (c) To return to Perrigo all personal property provided for Executive’s use during his employment with Perrigo including, but not limited to, automobiles, computers and related equipment, telephones, credit cards, security cards and identifications, keys and tools.
     5. Remedies. Executive acknowledges and agrees that monetary damages for his breach of any provision of this Agreement would be an inadequate remedy and that would not have an adequate remedy at law for such breach. Accordingly, Executive agrees that, in addition to all other rights and remedies available to the company to enforce its rights pursuant to this Agreement, Perrigo shall, without the necessity of

Exhibit A
proving irreparable harm or of posting a bond, be entitled to such equitable relief from any court with proper jurisdiction, including, but not limited to, an injunction, a temporary restraining order, or an order for specific performance, as may be necessary to enforce or prevent a violation (whether anticipatory, continuing, or future) of any provision of this Agreement. If Executive breaches any provision of this Agreement, he shall pay all expenses, including court costs and actual attorney fees, incurred by Perrigo in enforcing such provision.
     6. Enforceability. The unenforceability of any provision or portion of any provision of this Agreement shall not affect the enforceability of the remaining provisions or the remainder of any provision of this Agreement. If at any time a court determines that any restrictive covenant contained in this Agreement is unreasonable, the parties agree that the maximum restriction permitted by law shall be substituted for the stated restriction and that such substitution shall govern this Agreement as if originally part of this Agreement.
     7. Binding Effect. This Agreement and the rights and obligations of Perrigo hereunder shall inure to the benefit of and be binding upon Perrigo and its successors and assigns.
     8. Entire Agreement Modifications. This Agreement contains the entire agreement between the parties with respect to its subject matter and supersedes all other agreements, whether oral or written, between the parties regarding such subject matter. This Agreement may be modified or terminated only through a written instrument signed by each of the parties.
     9. Waiver. The waiver by either party of the enforcement or the breach of any provision of this Agreement shall not operate or be construed as a subsequent or continuing waiver of the enforcement or the breach of any provision. The failure by either party to insist upon strict compliance of any provision of this Agreement shall not be deemed a waiver of such provision. No waiver shall be valid unless in writing and signed by the party giving the waiver.
     10. Governing Law. This Agreement shall be governed by laws of Israel, provided, however, that with respect to acts that occur in the United States (“US Based Conduct”) that would constitute a breach of this Agreement and any disputes relating to such acts shall be governed by and construed and enforced in accordance with the internal laws of the State of Michigan without regard to principals of conflict of laws with respect to any acts occurring in the United States. Any proceeding related to or arising out of this Agreement relating to US Based Conduct shall be commenced, prosecuted or continued in the Circuit Court in Kent County, Michigan located in Grand Rapids, Michigan or in the United Stated District Court for the Western District of Michigan, and in any appellate court thereof. Executive accepts, with respect to US Based Conduct, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any final and nonappealable judgment rendered thereby in connection with this

Exhibit A
Agreement. Executive further irrevocably consents, with respect to US Based Conduct, to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof via overnight courier, such service to become effective fourteen calendar days after such mailing.
IN WITNESS WHEREOF, this Agreement been duly executed by the parties as of the day and year first written above.
PERRIGO COMPANY

By:	/s/ Joseph C. Papa
Its:	President and Chief Executive Officer
EXECUTIVE

By:	/s/ Refael Lebel
PERRIGO ISRAEL PHARMACEUTICALS LTD.

By:	/s/ Judy L. Brown

Its:	Executive Vice President and Chief Financial Officer